Exhibit 99.1

101 JFK Parkway, Short Hills, NJ 07078
news release
                                          Contact: Marianne Wade
(973) 924-5100
investorrelations@investorsbank.com

Investors Bancorp, Inc. Announces Fourth Quarter Financial Results and Cash Dividend

Short Hills, N.J. - (PR NEWSWIRE) - January 26, 2022 - Investors Bancorp, Inc. (NASDAQ:ISBC) (“Company”), the holding company for Investors Bank (“Bank”), reported net income of $94.3 million, or $0.40 per diluted share, for the three months ended December 31, 2021 as compared to $66.9 million, or $0.28 per diluted share, for the three months ended September 30, 2021 and $75.1 million, or $0.32 per diluted share, for the three months ended December 31, 2020.

For the year ended December 31, 2021, net income totaled $313.3 million, or $1.33 per diluted share, compared to $221.6 million, or $0.94 per diluted share, for the year ended December 31, 2020.

The Company also announced today that its Board of Directors declared a cash dividend of $0.16 per share to be paid on February 25, 2022 for stockholders of record as of February 10, 2022.

Kevin Cummings, Chairman and CEO, commented, “We closed the year out on a strong note, with both loans and non-interest bearing deposits growing at double-digit annualized levels. In addition, our profitability reached new heights as the economy and the real estate markets continued to improve over the course of the year. Return on average assets was 1.17% and return on average tangible equity was 12% for the year ended 2021. Importantly, our balance sheet is better positioned for rising rates than it was during the last rising interest rate cycle.”

Mr. Cummings also commented, “With Shareholder approval received in November, we look forward to the completion of our merger with Citizens. As we await regulatory approvals of the deal, our teams continue to work to ensure a smooth closing and transition.”

Performance Highlights
•Total loans increased $692.7 million, or 3.2%, to $22.60 billion during the three months ended December 31, 2021. Commercial Real Estate and Multi Family loans increased $236.6 million, or 4.6% and $210.5 million, or 2.7% respectively. C&I loans increased $179.9 million, or 4.6%, during the three months ended December 31, 2021.
•Non-interest-bearing deposits increased $312.4 million, or 7.2%, during the three months ended December 31, 2021. The cost of interest-bearing deposits decreased 3 basis points to 0.37% for the three months ended December 31, 2021 compared to the three months ended September 30, 2021.
•Return on average assets and return on average tangible equity were 1.35% and 13.68% for the three months ended December 31, 2021, respectively.
•Net interest margin increased 1 basis point to 3.00% for the three months ended December 31, 2021 compared to the three months ended September 30, 2021.
•Provision for credit losses was a negative $23.0 million for the three months ended December 31, 2021 compared with a negative $13.0 million for the three months ended September 30, 2021.
•Total non-interest income was $15.4 million for the three months ended December 31, 2021, a decrease of $518,000 compared to the three months ended September 30, 2021.

•Total non-interest expenses were $110.9 million for the three months ended December 31, 2021, a decrease of $21.1 million compared to the three months ended September 30, 2021. Included in non-interest expenses for the fourth quarter were $1.5 million of merger and acquisition related costs in connection with the Citizens transaction. Third quarter non-interest expenses included $10.2 million of debt extinguishment costs and $14.9 million of merger and acquisition related costs.
•At December 31, 2021, COVID-19 Cares Act related loan payment deferrals decreased to $279 million, or 1.2% of loans, compared to $496 million, or 2.3% of loans, as of September 30, 2021. Cares Act loan payment deferrals totaling $275 million are scheduled to expire in the first quarter of 2022. Approximately 96% of borrowers with a Cares Act loan payment deferral were making interest payments as of December 31, 2021.
•Tier 1 Leverage, Common Equity Tier 1 Risk-Based, Tier 1 Risk-Based and Total Risk-Based Capital Ratios were 10.19%, 12.83%, 12.83% and 14.00%, respectively, at December 31, 2021.
•On November 19, 2021 the Company’s shareholders approved the planned merger with Citizens Financial Group, Inc at a special meeting. Citizens Financial Group and the Company are targeting a transaction close in early second quarter of 2022, subject to the receipt of required regulatory approvals and other customary closing conditions.

Financial Performance Overview
Fourth Quarter 2021 compared to Third Quarter 2021
For the fourth quarter of 2021, net income totaled $94.3 million, an increase of $27.4 million as compared to $66.9 million for the third quarter of 2021. The changes in net income on a sequential quarter basis are highlighted below.
Net interest income increased by $6.4 million, or 3.3%, as compared to the third quarter of 2021. Changes within interest income and expense categories were as follows:
•Interest and dividend income increased $3.8 million, or 1.6%, to $235.0 million as compared to the third quarter of 2021, primarily attributable to the average balance of net loans which increased $545.2 million, mainly as a result of loan originations as well as an increase in prepayment penalties. The weighted average yield on net loans decreased 4 basis points to 3.93%.
•Prepayment penalties, which are included in interest income, totaled $6.2 million for the three months ended December 31, 2021 as compared to $5.3 million for the three months ended September 30, 2021.
•Interest expense decreased $2.6 million, primarily attributed to the weighted average cost of interest-bearing liabilities which decreased 7 basis points to 0.68% for the three months ended December 31, 2021. In addition, the average balance of total borrowed funds decreased $364.6 million, or 9.4%, to $3.50 billion for the three months ended December 31, 2021, while the average balance of interest-bearing deposits increased $743.3 million, or 4.8%, to $16.38 billion for the three months ended December 31, 2021.
Net interest margin increased 1 basis point to 3.00% for the three months ended December 31, 2021 compared to the three months ended September 30, 2021.
Total non-interest income was $15.4 million for the three months ended December 31, 2021, a decrease of $518,000, as compared to $16.0 million for the third quarter of 2021. The decrease in non-interest income was due primarily to decreases in other income and gain on loans of $1.3 million and $1.6 million, respectively, offset by increases of in gains on securities and fees and service charges of $1.4 million and $947,000, respectively.
Total non-interest expenses were $110.9 million for the three months ended December 31, 2021, a decrease of $21.1 million compared to the three months ended September 30, 2021. Included in non-interest expenses for the fourth quarter were $1.5 million of merger and acquisition related costs, while third quarter non-interest expenses included $10.2 million of debt extinguishment costs and $14.9 million of merger and acquisition related costs resulting from the recent Berkshire Bank transaction and the pending Citizens transaction. Excluding these items, non-interest expenses increased approximately $2.5 million driven primarily by advertising and promotion and office occupancy expenses.
Income tax expense was $34.2 million for the three months ended December 31, 2021 and $24.6 million for the three months ended September 30, 2021. The effective tax rate was 26.6% for the three months ended December 31, 2021 and 26.9% for the three months ended September 30, 2021.

Fourth Quarter 2021 compared to Fourth Quarter 2020
For the fourth quarter of 2021, net income totaled $94.3 million, an increase of $19.2 million as compared to $75.1 million in the fourth quarter of 2020. The changes in net income on a year over year quarter basis are highlighted below.
On a year over year basis, fourth quarter of 2021 net interest income increased by $12.2 million, or 6.4%, as compared to the fourth quarter of 2020 due to:
•Interest expense decreased $15.1 million, or 30.7%, primarily attributed to the weighted average cost of interest-bearing liabilities, which decreased 32 basis points to 0.68% for the three months ended December 31, 2021. In addition, the average balance of interest-bearing deposits increased $233.2 million, or 1.4%, to $16.38 billion for the three months ended December 31, 2021.
•Interest and dividend income decreased $2.9 million, or 1.2%, to $235.0 million, primarily attributable to the weighted average yield on net loans which decreased 20 basis point to 3.93% and the weighted average yield on securities which decreased 27 basis points to 1.83%. Partially offsetting this decrease, the average balance of net loans increased $1.13 billion, mainly as a result of loan originations and $219 million of loans acquired from Berkshire Bank, partially offset by paydowns and payoffs.
•Prepayment penalties, which are included in interest income, totaled $6.2 million for the three months ended December 31, 2021 as compared to $9.2 million for the three months ended December 31, 2020.
Net interest margin increased 2 basis points year over year to 3.00% for the three months ended December 31, 2021 from 2.98% for the three months ended December 31, 2020, driven primarily by the lower cost of interest-bearing liabilities, partially offset by the lower yield on interest-earning assets.
Total non-interest income was $15.4 million for the three months ended December 31, 2021, a decrease of $30.4 million year over year. Included in non-interest income for the three months ended December 31, 2020 were $23.1 million of gains from sale-leaseback transactions. Excluding this item, non-interest income decreased $7.2 million, primarily due to a decrease of $5.4 million in gain on loans due to a lower volume of mortgage banking loan sales to third parties and a decrease in other income of $3.0 million, partially offset by an increase in fees and service charges of $1.2 million.
Total non-interest expenses were $110.9 million for the three months ended December 31, 2021, a decrease of $32.0 million compared to the three months ended December 31, 2020. Included in non-interest expenses for the fourth quarter 2021 were $1.5 million of merger and acquisition related costs from the pending Citizen’s transaction, while fourth quarter 2020 non-interest expenses included debt extinguishment costs of $22.8 million as well as $11.7 million of costs associated with the Company’s branch rationalization plans. Excluding these items, non-interest expenses increased approximately $1.0 million.
Income tax expense was $34.2 million for the three months ended December 31, 2021 and $19.3 million for the three months ended December 31, 2020. The effective tax rate was 26.6% for the three months ended December 31, 2021 and 20.4% for the three months ended December 31, 2020.

Year Ended December 31, 2021 compared to Year Ended December 31, 2020
Net income increased by $91.8 million year over year to $313.3 million for the year ended December 31, 2021. The changes in net income on a year over year basis are highlighted below.
Net interest income increased by $45.3 million as compared to the year ended December 31, 2020 due to:
•Interest expense decreased by $107.6 million, or 42.2%, to $147.6 million for the year ended December 31, 2021, as compared to $255.2 million for the year ended December 31, 2020, primarily attributed to a decrease in the weighted average cost of interest-bearing liabilities of 46 basis points to 0.77% for the year ended December 31, 2021. In addition, the average balance of total borrowed funds decreased $960.2 million, or 20.6%, to $3.70 billion for the year ended December 31, 2021 and the average balance of interest-bearing deposits decreased $508.2 million, or 3.2%, to $15.59 billion for the year ended December 31, 2021.
•Interest and dividend income decreased by $62.3 million, or 6.3%, to $918.6 million for the year ended December 31, 2021 as compared to the year ended December 31, 2020, primarily attributed to the weighted average yield on net loans, which decreased 18 basis points to 3.96%, and the weighted average yield on securities, which decreased 49 basis points to 1.92% as well as the impact of higher cash balances at year end December 31, 2021.
•Prepayment penalties, which are included in interest income, totaled $24.6 million for the year ended December 31, 2021, as compared to $32.4 million for the year ended December 31, 2020.
Net interest margin increased 20 basis points to 3.00% for the year ended December 31, 2021 from 2.80% for the year ended December 31, 2020, primarily driven by the lower cost of interest-bearing liabilities, partially offset by the lower yield on interest-earning assets.
Total non-interest income was $64.5 million for the year ended December 31, 2021, a decrease of $26.1 million as compared to the year ended December 31, 2020. Included in non-interest income for the year ended December 30, 2020 were $23.1 million of gains from sale-leaseback transactions. Excluding this item, non-interest income decreased $2.9 million, primarily due to a decrease of $9.3 million in gain on loans due to a lower volume of mortgage banking loan sales to third parties offset by increases of $4.2 in fees and service charges and $3.2 in other income.
Total non-interest expenses were $455.7 million for the year ended December 31, 2021, an increase of $6.2 million compared to the year ended December 31, 2020. This increase was driven by increases of $10.3 million in professional fees primarily driven by acquisition-related fees, $4.1 million in compensation and fringe benefit expense primarily related to incentive compensation and medical expenses, $3.3 million in data processing and communication expenses, $2.7 million in other operating expenses, offset by a decrease of $13.9 million in debt extinguishment costs.
Income tax expense was $115.1 million for the year ended December 31, 2021 compared to $75.0 million for the year ended December 31, 2020. The effective tax rate was 26.9% for the year ended December 31, 2021 and 25.3% for the year ended December 31, 2020.

Asset Quality
Our provision for credit losses is primarily a result of the expected credit losses on our loans, unfunded commitments and held-to-maturity debt securities over the life of these financial instruments based on historical experience, current conditions and reasonable and supportable forecasts. Our provision for credit losses is also impacted by the inherent credit risk in these financial instruments, the composition of and changes in our portfolios of these financial instruments, and the level of charge-offs. At December 31, 2021, our allowance for credit losses continues to be affected by the impact of the COVID-19 pandemic on the current and forecasted economic conditions. For the three months ended December 31, 2021, our provision for credit losses was impacted by improving economic and commercial real estate conditions and forecasts. For the three months ended December 31, 2021, our provision for credit losses was negative $23.0 million, compared to negative $13.0 million for the three months ended September 30, 2021 and negative $2.7 million for the three months ended December 31, 2020. Our provision was impacted by net loan charge-offs of $1.7 million for the three months ended December 31, 2021, net loan charge-offs of $252,000 for the three months ended September 30, 2021 and net loan recoveries of $2.1 million for the three months ended December 31, 2020. Our provision for credit losses was negative $48.7 million for the year ended December 31, 2021 compared to $70.2 million for the year ended December 31, 2020. Our provision was impacted by net loan recoveries of $541,000 for the year ended December 31, 2021 and net loan charge-offs of $10.7 million for the year ended December 31, 2020.
Total non-accrual loans were $105.2 million, or 0.47% of total loans, at December 31, 2021 compared to $76.5 million, or 0.35% of total loans, at September 30, 2021 and $107.1 million, or 0.51% of total loans, at December 31, 2020. For the three months ended December 31, 2021, the increase in non-accrual loans was driven by a previously disclosed multi-family potential problem loan totaling $35.8 million as of December 31, 2021 that was restructured and classified as a troubled debt restructuring and moved to non-accrual status in the fourth quarter. The borrower is performing in accordance with the modified terms. We continue to proactively work to resolve our non-accrual loans.
At December 31, 2021, there were $60.6 million of loans deemed as troubled debt restructured loans (“TDRs”), of which $35.8 million was a multi-family loan, $19.7 million were residential and consumer loans and $4.3 million were commercial real estate loans. TDRs of $7.6 million were classified as accruing and $53.1 million were classified as non-accrual at December 31, 2021.
The following table sets forth non-accrual loans and accruing past due loans (excluding loans held for sale) on the dates indicated as well as certain asset quality ratios.

	December 31, 2021		September 30, 2021		June 30, 2021		March 31, 2021		December 31, 2020
	# of loans	amount	# of loans	amount	# of loans	amount	# of loans	amount	# of loans	amount
	(Dollars in millions)
Accruing past due loans:
30 to 59 days past due:
Residential and consumer	47	$10.7	50	$12.3	62	$12.8	62	$13.2	84	$18.5
Construction	—	—	—	—	—	—	—	—	—	—
Multi-family	7	14.0	9	11.5	8	16.2	10	19.2	5	7.3
Commercial real estate	7	15.6	9	19.5	2	0.5	8	11.1	8	9.5
Commercial and industrial	9	21.3	11	1.3	3	14.5	9	7.3	6	0.9
Total 30 to 59 days past due	70	61.6	79	44.6	75	44.0	89	50.8	103	36.2
60 to 89 days past due:
Residential and consumer	18	1.9	18	2.3	22	5.0	26	3.1	28	5.2
Construction	—	—	—	—	—	—	—	—	—	—
Multi-family	2	3.0	4	8.2	4	10.2	1	3.4	—	—
Commercial real estate	1	1.7	1	0.3	—	—	2	2.6	5	2.3
Commercial and industrial	2	0.1	1	0.2	1	—	1	0.2	8	3.1
Total 60 to 89 days past due	23	6.7	24	11.0	27	15.2	30	9.3	41	10.6
Total accruing past due loans	93	$68.3	103	$55.6	102	$59.2	119	$60.1	144	$46.8
Non-accrual:
Residential and consumer	216	$38.3	231	$43.5	232	$42.8	239	$45.7	246	$46.4
Construction	—	—	—	—	—	—	—	—	—	—
Multi-family	13	55.3	15	19.9	11	16.6	13	19.2	15	35.6
Commercial real estate	19	8.3	22	9.8	24	13.0	25	14.0	29	15.9
Commercial and industrial	15	3.3	16	3.3	13	5.2	15	4.4	21	9.2
Total non-accrual loans	263	$105.2	284	$76.5	280	$77.6	292	$83.3	311	$107.1
Accruing troubled debt restructured loans	44	$7.6	47	$8.1	49	$9.3	45	$9.1	47	$9.2
Non-accrual loans to total loans		0.47%		0.35%		0.36%		0.40%		0.51%
Allowance for loan losses as a percent of non-accrual loans		228.82%		344.61%		348.05%		340.60%		264.17%
Allowance for loan losses as a percent of total loans		1.07%		1.20%		1.26%		1.36%		1.36%

Balance Sheet Summary

Total assets increased $1.78 billion, or 6.9%, to $27.81 billion at December 31, 2021 from $26.02 billion December 31, 2020. Cash and cash equivalents increased $117.6 million to $288.0 million at December 31, 2021. Net loans increased $1.76 billion, or 8.6%, to $22.34 billion at December 31, 2021. Securities decreased $46.8 million, or 1.2%, to $4.00 billion at December 31, 2021.

The detail of the loan portfolio is below:

	December 31, 2021	September 30, 2021	December 31, 2020
	(In thousands)
Commercial Loans:
Multi-family loans	$7,865,592	7,655,135	7,122,840
Commercial real estate loans	5,371,758	5,135,123	4,947,212
Commercial and industrial loans	4,113,792	3,933,926	3,575,641
Construction loans	550,950	509,620	404,367
Total commercial loans	17,902,092	17,233,804	16,050,060
Residential mortgage loans	3,929,170	3,930,683	4,119,894
Consumer and other	766,785	740,827	702,801
Total loans	22,598,047	21,905,314	20,872,755
Deferred fees, premiums and other, net	(14,754)	(17,071)	(9,318)
Allowance for loan losses	(240,681)	(263,515)	(282,986)
Net loans	$22,342,612	21,624,728	20,580,451

During the year ended December 31, 2021, we originated $2.43 billion in multi-family loans, $1.27 billion in residential loans, $1.26 billion in commercial and industrial loans, $1.24 billion in commercial real estate loans, $170.6 million in construction loans and $118.2 million in consumer and other loans. In addition, we acquired $219 million of loans from Berkshire Bank. Our loans are primarily on properties and businesses located in New Jersey and New York.

In addition to the loans originated for our portfolio, we originated residential mortgage loans for sale to third parties totaling $145.0 million during the year ended December 31, 2021. As of December 31, 2021, loans held for sale were $809,000.

The allowance for loan losses decreased by $42.3 million to $240.7 million at December 31, 2021 from $283.0 million at December 31, 2020. The decrease reflects a negative provision for loan losses of $43.8 million, partially offset by an increase of $541,000 resulting from net recoveries and an increase of approximately $1.0 million from the initial allowance on loans identified as PCD which were acquired from Berkshire Bank. Our allowance for loan losses and related provision were affected by the improving current and forecasted economic conditions and commercial real estate prices. Future increases in the allowance for loan losses may be necessary based on the growth and composition of the loan portfolio, the level of loan delinquency and the current and forecasted economic conditions over the life of our loans. At December 31, 2021, our allowance for loan losses as a percent of total loans was 1.07%, a decrease from 1.36% at December 31, 2020 which was driven by the factors noted above.

Securities decreased by $46.8 million, or 1.2%, to $4.00 billion at December 31, 2021 from $4.04 billion at December 31, 2020. This decrease was primarily a result of paydowns and sales, partially offset by purchases.

Deposits increased by $1.30 billion, or 6.7%, to $20.82 billion at December 31, 2021 from $19.53 billion at December 31, 2020 primarily driven by an increase in checking account deposits, partially offset by decreases in time deposits and money market deposits. Checking account deposits increased $2.22 billion to $11.93 billion at December 31, 2021 from $9.71 billion at December 31, 2020. Core deposits (savings, checking and money market) represented approximately 90% of our total deposit portfolio at December 31, 2021 compared to 86% at December 31, 2020. Non interest checking increased $995.2 million, or 27.2% to $4.66 billion for the year ended December 31, 2021

Borrowed funds increased by $239.2 million, or 7.3%, to $3.54 billion at December 31, 2021 from $3.30 billion at December 31, 2020 to support balance sheet growth.

Stockholders’ equity increased by $228.4 million to $2.94 billion at December 31, 2021 from $2.71 billion at December 31, 2020, primarily attributable to net income of $313.3 million, share-based plan activity of $32.1 million and other comprehensive income of $33.7 million for the year ended December 31, 2021. These increases were partially offset by cash dividends of $0.56 per share totaling $138.6 million and the repurchase of approximately 1.0 million shares of common stock for $12.1 million during the year ended December 31, 2021. The Company remains above the FDIC’s “well capitalized” standards, with a Common Equity Tier 1 Risk-Based Ratio of 12.83% at December 31, 2021.

About the Company

Investors Bancorp, Inc. is the holding company for Investors Bank, which as of December 31, 2021 operated from its corporate headquarters in Short Hills, New Jersey and 154 branches located throughout New Jersey, New York and Pennsylvania.

Forward Looking Statements

Certain statements contained herein are “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward looking statements may be identified by reference to a future period or periods, or by the use of forward looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of those terms. Forward looking statements are subject to numerous risks and uncertainties, as described in the “Risk Factors” disclosures included in our Annual Report on Form 10-K, as supplemented in quarterly reports on Form 10-Q, including, but not limited to, those related to the real estate and economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, failure to consummate the transaction with Citizens Financial Group, Inc. for any reason, including the failure to obtain necessary regulatory approvals (and the risk that such approvals may result in the imposition of conditions that could adversely affect the combined company), failure to obtain shareholder approval or failure to satisfy any of the other closing conditions in a timely basis or at all; the diversion of management’s time from ongoing business operations due to issues relating to the transaction with Citizens Financial Group, Inc., the occurrence of any event, change or other circumstances that could give rise to the right of one or both of the parties to terminate the merger agreement between the Company and Citizens Financial Group, Inc., the outcome of any legal proceedings that may be instituted against Citizens Financial Group, Inc. or the Company, potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement or completion of the transaction, acquisitions and the integration of acquired businesses, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity. Further, given its ongoing and dynamic nature, it is difficult to predict what the continuing effects of the COVID-19 pandemic will have on our business and results of operations. The pandemic and related local and national economic disruption may, among other effects, continue to result in a material adverse change for the demand for our products and services; increased levels of loan delinquencies, problem assets and foreclosures; branch disruptions, unavailability of personnel and increased cybersecurity risks as employees work remotely.

The Company wishes to caution readers not to place undue reliance on any such forward looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake and specifically declines any obligation to publicly release the results of any revisions that may be made to any forward looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Non-GAAP Financial Measures

We believe that providing certain non-GAAP financial measures provides investors with information useful in understanding our financial performance, our performance trends and financial position. We utilize these measures for internal planning and forecasting purposes. We believe that our presentation and discussion, together with the accompanying reconciliations, provides a complete understanding of factors and trends affecting our business and allows investors to view performance in a manner similar to management. These non-GAAP measures should not be considered a substitute for GAAP basis measures and results, and we strongly encourage investors to review our consolidated financial statements in their entirety and not to rely on any single financial measure. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names.

INVESTORS BANCORP, INC. AND SUBSIDIARY
Consolidated Balance Sheets

	December 31, 2021	September 30, 2021	December 31, 2020
	(unaudited)	(unaudited)	(audited)
Assets	(Dollars in thousands)

Cash and cash equivalents	$287,990	670,295	170,432
Equity securities	8,194	7,673	36,000
Debt securities available-for-sale, at estimated fair value	2,393,540	2,531,573	2,758,437
Debt securities held-to-maturity, net (estimated fair value of $1,651,504, $1,336,957 and $1,320,872 at December 31, 2021, September 30, 2021 and December 31, 2020, respectively)	1,593,785	1,272,683	1,247,853
Loans receivable, net	22,342,612	21,624,728	20,580,451
Loans held-for-sale	809	397	30,357
Federal Home Loan Bank stock	176,480	177,058	159,829
Accrued interest receivable	78,636	81,549	79,705
Other real estate owned and other repossessed assets	2,882	5,849	7,115
Office properties and equipment, net	129,288	132,259	139,663
Operating lease right-of-use assets	199,603	203,522	199,981
Net deferred tax asset	87,251	109,588	116,805
Bank owned life insurance	229,358	227,822	223,714
Goodwill and intangible assets	131,993	133,237	109,633
Other assets	144,197	139,561	163,184
Total assets	$27,806,618	27,317,794	26,023,159
Liabilities and Stockholders’ Equity
Liabilities:
Deposits	$20,824,638	20,400,424	19,525,419
Borrowed funds	3,535,038	3,534,536	3,295,790
Advance payments by borrowers for taxes and insurance	137,438	152,407	115,729
Operating lease liabilities	212,678	216,374	212,559
Other liabilities	158,398	161,494	163,659
Total liabilities	24,868,190	24,465,235	23,313,156
Stockholders’ equity	2,938,428	2,852,559	2,710,003
Total liabilities and stockholders’ equity	$27,806,618	27,317,794	26,023,159

INVESTORS BANCORP, INC. AND SUBSIDIARY
Consolidated Statements of Operations

	For the Three Months Ended			For the Year Ended
	December 31, 2021	September 30, 2021	December 31, 2020	December 31, 2021	December 31, 2020
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(audited)
	(Dollars in thousands, except per share data)
Interest and dividend income:
Loans receivable and loans held-for-sale	$214,709	211,189	213,928	836,171	871,411
Securities:
GSE obligations	571	567	523	2,237	1,517
Mortgage-backed securities	13,800	13,321	16,674	56,539	77,925
Equity	64	65	252	458	362
Municipal bonds and other debt	3,443	3,601	3,552	14,039	13,480
Interest-bearing deposits	281	268	93	648	1,460
Federal Home Loan Bank stock	2,130	2,234	2,858	8,546	14,739
Total interest and dividend income	234,998	231,245	237,880	918,638	980,894
Interest expense:
Deposits	15,036	15,683	29,310	67,905	155,589
Borrowed funds	18,994	20,960	19,776	79,718	99,619
Total interest expense	34,030	36,643	49,086	147,623	255,208
Net interest income	200,968	194,602	188,794	771,015	725,686
Provision for credit losses	(22,999)	(13,015)	(2,682)	(48,676)	70,158
Net interest income after provision for credit losses	223,967	207,617	191,476	819,691	655,528
Non-interest income:
Fees and service charges	6,143	5,196	4,935	22,080	17,916
Income on bank owned life insurance	1,536	1,508	1,579	6,548	6,638
Gain on loans, net	92	1,698	5,538	6,911	16,226
Gain (loss) on securities, net	503	(931)	157	506	406
Gain on sale of other real estate owned, net	—	34	270	86	1,054
Gain on sale-leaseback transactions	—	—	23,129	—	23,129
Other income	7,160	8,447	10,184	28,332	25,149
Total non-interest income	15,434	15,952	45,792	64,463	90,518
Non-interest expense:
Compensation and fringe benefits	61,022	60,231	64,891	245,065	240,970
Advertising and promotional expense	4,346	3,111	2,645	12,083	9,551
Office occupancy and equipment expense	18,105	23,535	28,451	76,788	77,754
Federal insurance premiums	2,800	2,950	3,550	12,350	14,276
General and administrative	624	706	455	2,254	2,133
Professional fees	5,586	12,925	3,834	26,483	16,220
Data processing and communication	9,729	9,985	9,004	39,042	35,702
Debt extinguishment	—	10,159	22,807	10,159	24,098
Other operating expenses	8,703	8,424	7,230	31,517	28,801
Total non-interest expenses	110,915	132,026	142,867	455,741	449,505
Income before income tax expense	128,486	91,543	94,401	428,413	296,541
Income tax expense	34,169	24,609	19,256	115,080	74,961
Net income	$94,317	66,934	75,145	313,333	221,580
Basic earnings per share	$0.40	0.28	0.32	1.33	0.94
Diluted earnings per share	$0.40	0.28	0.32	1.33	0.94

Basic weighted average shares outstanding	235,935,642	235,602,277	236,679,655	235,315,487	235,761,457
Diluted weighted average shares outstanding	237,415,493	236,413,268	236,757,361	236,436,081	235,838,808

INVESTORS BANCORP, INC. AND SUBSIDIARY
Average Balance Sheet and Yield/Rate Information
	For the Three Months Ended
	December 31, 2021			September 30, 2021			December 31, 2020
	Average Outstanding Balance	Interest Earned/Paid	Weighted Average Yield/Rate	Average Outstanding Balance	Interest Earned/Paid	Weighted Average Yield/Rate	Average Outstanding Balance	Interest Earned/Paid	Weighted Average Yield/Rate
	(Dollars in thousands)
Interest-earning assets:
Interest-earning cash accounts	$858,964	281	0.13%	$844,365	268	0.13%	$454,986	93	0.08%
Equity securities	7,758	64	3.30%	8,747	65	2.97%	25,915	252	3.89%
Debt securities available-for-sale	2,439,916	9,098	1.49%	2,501,016	9,683	1.55%	2,717,128	12,502	1.84%
Debt securities held-to-maturity	1,449,625	8,716	2.41%	1,174,563	7,806	2.66%	1,264,286	8,247	2.61%
Net loans	21,829,427	214,709	3.93%	21,284,262	211,189	3.97%	20,695,149	213,928	4.13%
Federal Home Loan Bank stock	175,525	2,130	4.85%	192,111	2,234	4.65%	175,097	2,858	6.53%
Total interest-earning assets	26,761,215	234,998	3.51%	26,005,064	231,245	3.56%	25,332,561	237,880	3.76%
Non-interest earning assets	1,122,901			1,151,571			1,144,838
Total assets	$27,884,116			$27,156,635			$26,477,399

Interest-bearing liabilities:
Savings	$2,043,716	1,326	0.26%	$2,060,893	1,381	0.27%	$2,039,954	2,551	0.50%
Interest-bearing checking	7,331,456	7,090	0.39%	6,658,248	6,833	0.41%	6,117,420	7,823	0.51%
Money market accounts	4,785,618	4,371	0.37%	4,613,066	4,475	0.39%	4,949,313	9,944	0.80%
Certificates of deposit	2,214,590	2,249	0.41%	2,299,850	2,994	0.52%	3,035,484	8,992	1.18%
Total interest-bearing deposits	16,375,380	15,036	0.37%	15,632,057	15,683	0.40%	16,142,171	29,310	0.73%
Borrowed funds	3,498,840	18,994	2.17%	3,863,460	20,960	2.17%	3,470,338	19,776	2.28%
Total interest-bearing liabilities	19,874,220	34,030	0.68%	19,495,517	36,643	0.75%	19,612,509	49,086	1.00%
Non-interest-bearing liabilities	5,118,684			4,827,551			4,164,206
Total liabilities	24,992,904			24,323,068			23,776,715
Stockholders’ equity	2,891,212			2,833,567			2,700,684
Total liabilities and stockholders’ equity	$27,884,116			$27,156,635			$26,477,399

Net interest income		$200,968			$194,602			$188,794

Net interest rate spread			2.83%			2.81%			2.76%

Net interest earning assets	$6,886,995			$6,509,547			$5,720,052

Net interest margin			3.00%			2.99%			2.98%

Ratio of interest-earning assets to total interest-bearing liabilities	1.35	X		1.33	X		1.29	X

INVESTORS BANCORP, INC. AND SUBSIDIARY
Average Balance Sheet and Yield/Rate Information

	For the Year Ended
	December 31, 2021			December 31, 2020
	Average Outstanding Balance	Interest Earned/Paid	Weighted Average Yield/Rate	Average Outstanding Balance	Interest Earned/Paid	Weighted Average Yield/Rate
	(Dollars in thousands)
Interest-earning assets:
Interest-earning cash accounts	$587,691	648	0.11%	$773,177	1,460	0.19%
Equity securities	16,222	458	2.82%	11,365	362	3.19%
Debt securities available-for-sale	2,543,274	40,636	1.60%	2,672,537	58,873	2.20%
Debt securities held-to-maturity	1,254,917	32,179	2.56%	1,184,984	34,049	2.87%
Net loans	21,099,992	836,171	3.96%	21,040,964	871,411	4.14%
Federal Home Loan Bank stock	183,001	8,546	4.67%	229,120	14,739	6.43%
Total interest-earning assets	25,685,097	918,638	3.58%	25,912,147	980,894	3.79%
Non-interest earning assets	1,133,861			1,096,400
Total assets	$26,818,958			$27,008,547

Interest-bearing liabilities:
Savings	$2,032,004	5,591	0.28%	$2,039,686	12,056	0.59%
Interest-bearing checking	6,581,074	27,488	0.42%	5,869,801	42,014	0.72%
Money market accounts	4,615,127	20,508	0.44%	4,367,498	42,568	0.97%
Certificates of deposit	2,359,645	14,318	0.61%	3,819,029	58,951	1.54%
Total interest bearing deposits	15,587,850	67,905	0.44%	16,096,014	155,589	0.97%
Borrowed funds	3,704,903	79,718	2.15%	4,665,094	99,619	2.14%
Total interest-bearing liabilities	19,292,753	147,623	0.77%	20,761,108	255,208	1.23%
Non-interest-bearing liabilities	4,711,391			3,594,290
Total liabilities	24,004,144			24,355,398
Stockholders’ equity	2,814,814			2,653,149
Total liabilities and stockholders’ equity	$26,818,958			$27,008,547

Net interest income		$771,015			$725,686

Net interest rate spread			2.81%			2.56%

Net interest earning assets	$6,392,344			$5,151,039

Net interest margin			3.00%			2.80%

Ratio of interest-earning assets to total interest-bearing liabilities	1.33	X		1.25	X

INVESTORS BANCORP, INC. AND SUBSIDIARY
Selected Performance Ratios

	For the Three Months Ended			For the Year Ended
	December 31, 2021	September 30, 2021	December 31, 2020	December 31, 2021	December 31, 2020
Return on average assets	1.35%	0.99%	1.14%	1.17%	0.82%
Return on average equity	13.05%	9.45%	11.13%	11.13%	8.35%
Return on average tangible equity	13.68%	9.86%	11.60%	11.62%	8.70%
Interest rate spread	2.83%	2.81%	2.76%	2.81%	2.56%
Net interest margin	3.00%	2.99%	2.98%	3.00%	2.80%
Efficiency ratio	51.25%	62.70%	60.90%	54.55%	55.07%
Non-interest expense to average total assets	1.59%	1.94%	2.16%	1.70%	1.66%
Average interest-earning assets to average interest-bearing liabilities	1.35	1.33	1.29	1.33	1.25

INVESTORS BANCORP, INC. AND SUBSIDIARY
Selected Financial Ratios and Other Data

		December 31, 2021	September 30, 2021	December 31, 2020
Asset Quality Ratios:
Non-performing assets as a percent of total assets		0.42%	0.33%	0.47%
Non-performing loans as a percent of total loans		0.50%	0.39%	0.56%
Allowance for loan losses as a percent of non-accrual loans		228.82%	344.61%	264.17%
Allowance for loan losses as a percent of total loans		1.07%	1.20%	1.36%
Allowance for credit losses as a percent of total loans (1)		1.13%	1.28%	1.44%

Capital Ratios:
Tier 1 Leverage Ratio (2)		10.19%	10.24%	10.14%
Common equity tier 1 risk-based (2)		12.83%	12.83%	13.07%
Tier 1 Risk-Based Capital (2)		12.83%	12.83%	13.07%
Total Risk-Based Capital (2)		14.00%	14.11%	14.39%
Equity to total assets (period end)		10.57%	10.44%	10.41%
Average equity to average assets		10.37%	10.43%	10.20%
Tangible capital to tangible assets (3)		10.14%	10.00%	10.03%
Book value per common share (3)		$12.36	$12.03	$11.43
Tangible book value per common share (3)		$11.81	$11.47	$10.97

Other Data:
Number of full service offices		154	154	156
Full time equivalent employees		1,643	1,707	1,806

(1) Allowance for credit losses includes allowance for loan losses and allowance for losses on unfunded commitments.
(2) Capital ratios as of December 31, 2021 are estimated. In accordance with regulatory capital rules, the Company elected an option to delay the estimated impact of CECL on its regulatory capital over a five-year transition period ending December 31, 2024. As a result, capital ratios as of December 31, 2021, September 30, 2021 and December 31, 2020 exclude the impact of the increased allowance for credit losses on loans, unfunded commitments and held-to-maturity debt securities attributed to the adoption of CECL.
(3) See Non-GAAP Reconciliation.

Investors Bancorp, Inc.
Non-GAAP Reconciliation
(Dollars in thousands, except share data)

Book Value and Tangible Book Value per Share Computation

	December 31, 2021	September 30, 2021	December 31, 2020

Total stockholders’ equity	$2,938,428	2,852,559	2,710,003
Goodwill and intangible assets	131,993	133,237	109,633
Tangible stockholders’ equity	$2,806,435	2,719,322	2,600,370

Book Value per Share Computation
Common stock issued	361,869,872	361,869,872	361,869,872
Treasury shares	(113,872,606)	(114,184,985)	(113,940,656)
Shares outstanding	247,997,266	247,684,887	247,929,216
Unallocated ESOP shares	(10,347,370)	(10,539,779)	(10,895,052)
Book value shares	237,649,896	237,145,108	237,034,164

Book Value per Share	$12.36	$12.03	$11.43
Tangible Book Value per Share	$11.81	$11.47	$10.97

Total assets	$27,806,618	27,317,794	26,023,159
Goodwill and intangible assets	131,993	133,237	109,633
Tangible assets	$27,674,625	27,184,557	25,913,526

Tangible capital to tangible assets	10.14%	10.00%	10.03%